UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2026

CTS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4925 Indiana Avenue
Lisle, Illinois		60532
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (630) 577-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CTS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 25, 2026, CTS Corporation (“CTS” or the “Company”) announced that Kieran O’Sullivan, the Company’s President and Chief Executive Officer (“CEO”), will be stepping down effective as of July 6, 2026 (the “Effective Date”). Mr. O’Sullivan will remain on the Board of Directors of the Company (the “Board”) and has been appointed Executive Chairman, effective as of the Effective Date.

In connection with Mr. O’Sullivan’s transition to Executive Chairman, the Board has appointed Pratik Trivedi as President and CEO of the Company effective as of the Effective Date. As a result of Mr. Trivedi’s appointment to the Board, the number of directors on the Board will increase from eight to nine.

Mr. Trivedi, age 47, has served as the Company’s Chief Operating Officer since December 2025. Mr. Trivedi initially joined CTS in April 2024 as Senior Vice President. Immediately prior to joining the Company, Mr. Trivedi served as Vice President, North America for the mobility business of Eaton Corporation plc, a global power management company, since 2017. Prior to that role, Mr. Trivedi served in several key roles with Cummins, Inc., another global power management company.

There are no arrangements or understandings between Mr. Trivedi and any person pursuant to which Mr. Trivedi was selected as an officer or director, and no family relationships exist between Mr. Trivedi and any director or executive officer of the Company. Mr. Trivedi is not a party to any transaction to which the Company is or was a participant and in which Mr. Trivedi has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

As compensation for serving as President and CEO, Mr. Trivedi will receive: base salary at the annual rate of $675,000; target annual cash incentive bonus of 100% of base salary (prorated for the Company’s fiscal year ending December 31, 2026 (the “2026 fiscal year”), based on the Company’s standard methodology); and a long-term incentive award with a value of $2,150,000 (Mr. Trivedi’s target annual long-term incentive award amount is $2.65 million when combined with his grant in February 2026).

Mr. Trivedi’s new annual long-term incentive award for his appointment as President and CEO will be granted as of the Effective Date and will comprise 60% performance-based restricted stock units (“PSUs”) and 40% service-based restricted stock units (“RSUs”). Consistent with the terms of the Company’s 2026 fiscal year grants to Mr. Trivedi, the PSUs generally will vest based on the Company’s stock price performance over a three-year performance period (2026, 2027 and 2028), and the RSUs generally will vest one-third (33%) per year on the anniversary of the date of grant.

Mr. Trivedi will continue to be eligible to participate in the Company’s employee benefit plans and programs applicable to senior executives of the Company generally, as may be in effect from time to time.

In addition, the Company and Mr. Trivedi are expected to enter into a new version of the Company’s standard change in control Severance Agreement (“CIC Agreement”). If the CIC Agreement is triggered, the “double-trigger” severance compensation to which Mr. Trivedi would be entitled includes: (1) a lump sum payment equal to two times the sum of (a) the greater of his base salary at the time of the change-in-control or his average base salary over the three years prior to termination, plus (b) the greater of his average cash incentive pay over the three years prior to the change-in-control and his target cash incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for up to 24 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the active employee share for such coverage (or certain economically comparable benefits); (3) reimbursement of up to $30,000 for outplacement services; and (4) in consideration of the non-compete provisions of the CIC Agreement, a lump sum payment equal to one times the sum of (a) the greater of his base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus (b) the greater of his average cash incentive pay over the three years prior to the change-in-control and his target cash incentive pay for the year in which the change-in-control occurred.

In the role of Executive Chairman, Mr. O’Sullivan will be entitled to receive: base salary at an annual rate of $625,000; and a target annual cash incentive bonus of 100% of base salary (prorated for the Company’s 2026 fiscal year (based on the Company’s standard methodology)). Mr. O’Sullivan will not be granted any new long-term incentive award, and Mr. O’Sullivan’s outstanding equity awards will continue to vest in accordance with their terms. Mr. O’Sullivan’s annual employee benefit plan eligibility will remain unchanged and Mr. O’Sullivan’s existing CIC Agreement will remain in full force and effect pursuant to its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS Corporation

Date:	June 25, 2026	By:	/s/ Mark Pacioni
Mark Pacioni Vice President, Chief Legal and Administrative Officer and Corporate Secretary